Exhibit 99.1

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section titled “Risk Factors” in this prospectus supplement as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. In addition, any reference to or description of our concurrent convertible notes offering herein is wholly subject to the other prospectus supplement pursuant to which our notes are being offered, and you should not rely on this prospectus supplement in making an investment decision to purchase our notes.

Tesla, Inc.

Our mission is to accelerate the world’s transition to sustainable energy. We design, develop, manufacture, lease and sell high-performance fully electric vehicles, solar energy generation systems and energy storage products. We also offer maintenance, installation, operation and other services related to our products.

Our production vehicle fleet includes our Model S premium sedan and our Model X SUV, which are our highest-performance vehicles, and our Model 3, a lower-priced sedan designed for the mass market. We continue to enhance our vehicle offerings with enhanced Autopilot options, internet connectivity and free over-the-air software updates to provide additional safety, convenience and performance features. In March 2019, we unveiled Model Y, a compact SUV utilizing the Model 3 platform, which we expect to produce at high volumes by the end of 2020. In April 2019, we also introduced the next generation of powertrain for Model S and Model X, with 370 and 325 miles (EPA) of maximum range, respectively. In addition, we have several future electric vehicles in our product pipeline, including Tesla Semi, a pickup truck and a new version of the Tesla Roadster.

We also sell and lease retrofit solar energy systems and sell renewable energy and energy storage products, and are ramping our Solar Roof product that combines solar energy generation with attractive, integrated styling. Our energy storage products, which we manufacture at Gigafactory 1, consist of Powerwall, mostly for residential applications, and Powerpack, for commercial, industrial and utility-scale applications.

In order to facilitate our continued growth, we are undertaking various initiatives. These include plans to develop Model Y and Tesla Semi, expand our Supercharger and vehicle service and repair networks, and invest in our manufacturing facilities, including Tesla Factory and our Gigafactories in Nevada, New York and Shanghai. In particular, Gigafactory Shanghai is a key strategic component for our growth in China, the largest electric vehicle market in the world, and we are proud to be the first wholly foreign-owned vehicle manufacturer in the country. As part of this project, we have agreed with the local government to spend approximately $2 billion in capital expenditures over the next five years (which is already included in our capital expenditure plans), and to generate approximately $270 million of annual tax revenues starting at the end of 2023. We believe the tax revenue target will be easily attainable even if our production were far lower than the volumes we are planning, although if we are unwilling or unable to meet such target or obtain periodic project approvals, we would be compensated for the remaining value of the land lease, buildings and fixtures and revert the site to the government.

At this point in the history of Tesla, we have developed industry leading technology, cost and performance, and the most exciting product lineup in the world. With this foundation, we look forward to the next phase of growth as we expand and scale our operations.

We were incorporated in 2003 in Delaware. As of March 31, 2019, we and our subsidiaries had 40,853 full-time employees worldwide. We are headquartered in Palo Alto, California. Our principal executive offices are located at 3500 Deer Creek Road, Palo Alto, California 94304, and our telephone number at this location is (650) 681-5000. We completed our initial public offering in July 2010 and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.” Our website address is www.tesla.com. Information contained on, or can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

The “Tesla” design logo, “Tesla,” “Model S,” “Model X,” “Model 3,” “Model Y,” “Tesla Roadster,” “Tesla Semi” and other trademarks or service marks of Tesla appearing in this prospectus supplement and the accompanying prospectus are the property of Tesla.

THE OFFERING

Issuer	Tesla, Inc., a Delaware corporation

Common stock we are offering	3,086,419 shares (or 3,549,381 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be outstanding after this offering	176,768,396 shares (or 177,231,358 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We expect to receive net proceeds from this offering of approximately $737.0 million (or approximately $847.6 million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discounts and our estimated offering expenses. The estimated net proceeds are based on the public offering price of $243.00 per share. In addition, concurrently with this underwritten common stock offering, we are offering $1.60 billion aggregate principal amount of 2.00% convertible senior notes due 2024 ($1.84 billion if the underwriters exercise their option in full to purchase additional notes) pursuant to a separate prospectus supplement in an underwritten public offering. Through this common stock offering and our concurrent convertible notes offering we expect to receive net proceeds of approximately $2.3 billion (up to $2.7 billion if the underwriters exercise their options in full to purchase additional common stock and notes) after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this common stock offering and our concurrent convertible notes offering to further strengthen our balance sheet, as well as for general corporate purposes. In addition, we will use approximately $262.1 million of these proceeds (after such cost is partially offset by the proceeds from warrant transactions described in “Convertible Note Hedge and Warrant Transactions”) to pay the net cost of the convertible note hedge and warrant transactions entered into in connection with the convertible notes offering. See “Use of Proceeds.”

Elon Musk share purchase	Mr. Elon Musk, our Chief Executive Officer, has indicated his preliminary interest in purchasing up to 102,880 shares of our common stock for a purchase price of approximately $25.0 million in this common stock offering at the public offering price.

Concurrent convertible notes offering	Concurrently with this offering of common stock and pursuant to a separate prospectus supplement, we are offering 2.00% convertible senior notes due 2024 to the public in the aggregate principal amount of $1.60 billion (or $1.84 billion if the underwriters for the concurrent convertible notes offering exercise in full their option to purchase additional notes). The closing of this offering of common stock is not contingent upon the closing of the concurrent convertible notes offering, and the closing of the concurrent convertible notes offering is not contingent upon the closing of this offering of common stock.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Global Select Market symbol	“TSLA”

The number of shares of common stock that will be outstanding after this offering is based on the 173,681,977 shares outstanding as of March 31, 2019 and excludes:

•	30,894,313 shares of common stock issuable upon the exercise of options outstanding at March 31, 2019 at a weighted average exercise price of $275.44 per share;

•	5,192,006 shares of common stock issuable upon the vesting of restricted stock units outstanding at March 31, 2019;

•

15,173,325 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 13,370,496 shares of common stock reserved for issuance under our Amended and Restated 2010 Equity Incentive Plan and 1,802,829 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the Amended and Restated 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year;

•

the shares of common stock reserved for issuance upon conversion of our 1.25% Convertible Senior Notes due 2021, our 2.375% Convertible Senior Notes due 2022 (collectively, our “Existing Notes”) and the warrant transactions entered into in connection with the issuance of our Existing Notes;

•	the shares of common stock reserved for issuance upon conversion of the 1.625% Convertible Senior Notes due 2019 and the Zero-Coupon Convertible Senior Notes due 2020, each issued by SolarCity (collectively, the “SolarCity Convertible Notes”), and convertible into shares of our common stock as a result of our acquisition of SolarCity;

•

the shares of common stock to be reserved for issuance upon conversion of the notes being offered by us in connection with our concurrent convertible notes offering and the warrant transactions being entered into in connection therewith; and

•

any shares issued pursuant to the Company’s Form S-4 (File No. 333-229749) in connection with our pending acquisition of Maxwell Technologies, Inc., which shares are expected to have a market value of approximately $219 million when issued.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase from us up to an additional 462,962 shares of common stock in this offering and no exercise by the underwriters in our concurrent convertible notes offering of their option to purchase up to an additional $240.0 million aggregate principal amount of notes from us in our concurrent convertible notes offering.

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